Exhibit 5.3

Teva Pharmaceutical Industries Limited

Teva Pharmaceutical Finance III, LLC

Teva Pharmaceutical Finance II B.V.

c/o Teva Pharmaceutical Industries Limited

5 Basel Street

P.O. Box 3190

Petach Tikva 49131 Israel

Re:	Registration Statement on Form F-3

Curaçao, 18 June 2010

Teva Pharmaceutical Finance II B.V. – Legal Opinion

Ladies and Gentlemen,

We have acted as legal advisers to Teva Pharmaceutical Finance II B.V. (the “Company”) for the purpose of rendering an opinion on certain matters of Netherlands Antilles law with respect to the issuance and sale by the Company of $1,000,000,000 in aggregate principal amount of its 3.000% Senior Notes due 2015 (the “Notes”). The Notes will be issued pursuant to the Senior Indenture, dated June 18, 2010 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated June 18, 2010 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), by and among the Company, Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Guarantor”), and The Bank of New York Mellon, as Trustee (the “Trustee”).

For the purposes of this opinion, we have examined and relied only on the documents listed in Schedule 1 and Schedule 2, which shall form part of this opinion.

The documents listed in Schedule 1 are referred to as the “Documents” and the documents listed in Schedule 2 as the “Certificates”.

Unless otherwise defined in this opinion or unless the context otherwise requires, words and expressions defined in the Documents shall have the same meanings when used in this opinion.

In connection with such examination and in giving this opinion, we have assumed:

(i)	the genuineness of the signatures to the Documents and the Certificates, the authenticity and completeness of the Documents and the Certificates submitted to us as originals, the conformity to the original documents of the Documents and the Certificates submitted to us as copies and the authenticity and completeness of those original documents;

(ii)	the legal capacity (handelingsbekwaamheid) of the natural persons acting on behalf of the parties, the due incorporation and valid existence of, the power, authority and legal rights of, and the due authorization and execution of the Documents by, the parties thereto (other than the Company) under any applicable law (other than Netherlands Antilles law);

(iii)	the due execution by the parties thereto of the Notes submitted to and examined by us in draft in the form of those drafts;

(iv)	the due compliance with all matters of, and the validity, binding effect and enforceability of the Documents under, any applicable law (other than Netherlands Antilles law) and in any jurisdiction (other than the Netherlands Antilles) in which an obligation under the Documents falls to be performed; and

(v)	the accuracy, completeness, validity and binding effect of the Certificates and the matters certified or evidenced thereby at the date hereof and any other relevant date.

This opinion is given only with respect to Netherlands Antilles law as generally interpreted and applied by the Netherlands Antilles courts at the date of this opinion. The term “Netherlands Antilles” does not include Aruba, which is a separate jurisdiction. As to matters of fact we have relied on the Certificates and the representations and warranties contained in or made pursuant to the Documents and the Certificates. We do not express an opinion on the completeness or accuracy of the representations or warranties made by the parties to the Documents, matters of fact, matters of foreign law (other than Netherlands Antilles law), international law, including, without limitation, the law of the European Union, and tax, anti-trust and competition law, except to the extent that those representations and warranties and matters of fact and law are explicitly covered by the opinions below. No opinion is given on commercial, accounting or non-legal matters or on the ability of the parties to meet their financial or other obligations under the Documents.

Based on and subject to the foregoing, and subject to the qualifications set out below and matters of fact, documents or events not disclosed to us, we express the following opinions:

1.	The Company has been duly incorporated and is validly existing under the law of the Netherlands Antilles as a private company with limited liability (besloten vennootschap) and has all requisite power and authority to own its properties and to conduct its business as described in the Registration Statement and as set forth in the purpose clause (Article 2) of its Articles. The Company has been duly registered with the Chamber of Commerce in Curaçao, Netherlands Antilles.

2.	The Company has not been wound up (ontbonden) nor has it been declared bankrupt (failliet verklaard) and the Company has not been granted a (provisional) suspension of payment ((voorlopige) surséance van betaling), as indicated by the Extracts as defined in Schedule 2.

3.	The Company has the corporate power and authority to execute the Indenture and the Notes, to perform its obligations thereunder and to consummate the transactions contemplated therein.

4.	The Company has taken all necessary corporate action to authorize the execution and delivery of the Indenture and the Notes, the performance of its obligations thereunder and the consummation of the transactions contemplated therein.

5.	The Indenture has been duly executed and delivered for and on behalf of the Company.

6.	Each of the Indenture, and the Notes if and when duly executed and authenticated, is in proper form for its enforcement in the Netherlands Antilles courts.

7.	It is not necessary in order to ensure the validity, enforceability or admissibility in evidence of the Documents against the Company in the Netherlands Antilles courts, that the Documents or any other document in connection therewith be filed, registered or recorded with governmental, judicial or public bodies or authorities in the Netherlands Antilles or that any other action be taken in the Netherlands Antilles, except for registration (date stamping) by the Inspector of Taxes in Curaçao, the Netherlands Antilles of the Documents if and when such Documents are to be used as evidence in the Netherlands Antilles courts.

8.	The Company has the legal capacity to sue and be sued in its own name under the laws of the Netherlands Antilles.

9.	The execution by the Company of the Documents, the performance by the Company of its obligations thereunder and the consummation of the transactions contemplated therein do not conflict with or result in a violation of (i) any provision of the Articles of the Company or (ii) any existing provision of, or rule or regulation under, Netherlands Antilles law, applicable to companies generally or to the best of our knowledge (iii) of any judgment, decree or order of any Netherlands Antilles court or governmental agency of or in the Netherlands Antilles applicable to the Company or any of its properties or assets.

10.	The Company has been granted a general exemption from Netherlands Antilles foreign exchange control regulations by the Bank of the Netherlands Antilles as well as a business license and an exemption from article 45 of the National Ordinance on the Supervision of Banking and Credit Institutions 1994 (NG 1994, no. 4) issued by the Bank of the Netherlands Antilles with respect to the issuance of notes, which exemptions and licenses are in full force and effect, based on the Management Certificate. No other consent, approval, authorization or order of, of qualification, filing or registration with, any governmental body or agency in the Netherlands Antilles or any Netherlands Antilles person having due authority over the Company, is required for the execution, delivery or performance by the Company of its obligations under the Documents or the consummation of the transactions contemplated thereby or the execution, issue, sale or delivery of the notes, except as set forth in paragraph 7 of this opinion.

11.	The choice of the laws of the State of New York to govern the Indenture and the Notes is a valid choice of law and such law would accordingly be applied by the Netherlands Antilles courts if such Documents or any claim thereunder comes under their jurisdiction upon proper proof of the relevant provisions of such law.

12.	The submission by the Company in the Documents to the non-exclusive jurisdiction of the federal or state court sitting in New York City and the irrevocable appointment in the Documents by the Company of Teva Pharmaceuticals USA, Inc. – as Agent to accept service of process in respect of the jurisdiction of the federal or state sitting in New York City are valid and legally binding on the Company. The choice of the laws of the State of New York, the aforementioned submission and the aforementioned appointment, would be upheld by the Netherlands Antilles courts, except that such submission does not preclude that claims for provisional measures, claims below the amount of ANG 10,000 (USD 5,600) or the equivalent thereof, or requests to levy pre-trial attachments (conservatoire beslagen) be brought before the competent Netherlands Antilles court.

13.	In proceedings undertaken in the Netherlands Antilles, neither the Company nor any of its assets is immune from legal action or proceeding (including, without limitation, suit, attachment prior to judgment, execution or other legal process).

14.	A final judgment rendered by a New York court would not automatically be enforceable in the Netherlands Antilles. However, a final judgment obtained in a New York court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in New York with respect to the payment obligations of the Company under the Documents would generally be upheld and be regarded by a Netherlands Antilles court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with that judgment by a New York court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of natural justice, its content and enforcement do not conflict with Netherlands Antilles public policy and it has not been rendered in proceedings of a penal or revenue or other public law nature.

15.	Save for (i) a nominal stamp tax amounting to ANG 10 (USD 5.60) per page which will be due in respect of the Documents if and when those Documents are executed in the Netherlands Antilles and, if they are not executed in the Netherlands Antilles, if and when those Documents are to be used as evidence in the Netherlands Antilles courts or registered in the Netherlands Antilles and (ii) a registration tax of ANG 5 (USD 2.80) per document which will be due for each Document, respectively, when Documents are to be used as evidence in the Netherlands Antilles courts or are to be registered with (date stamped by) the Inspector of Taxes in Curaçao, the Netherlands Antilles, no similar taxes or charges of any kind are payable in the Netherlands Antilles in respect of the execution of any of the Documents or the enforcement or admissibility in evidence thereof in the courts of the Netherlands Antilles (except for court fees payable in connection with litigation in the courts of the Netherlands Antilles in respect of any of the Documents). As to the requirements of the aforementioned registration with (date stamping by) the Inspector of Taxes in Curaçao, the Netherlands Antilles, we refer to opinion paragraph 7 above.

The opinions expressed above are subject to the following qualifications:

(A)	Our opinions expressed herein are subject to and limited by applicable bankruptcy, insolvency, reorganization, suspension of payment and other laws relating to or affecting the rights of creditors or secured creditors generally.

(B)	Delivery of documents is not a concept of Netherlands Antilles law and we have therefore assumed the due delivery of the Documents by the parties thereto under any applicable law in which such concept is relevant.

(C)	The enforcement in the Netherlands Antilles of the Documents is subject to the Netherlands Antilles rules of civil procedure as applied by the Netherlands Antilles courts.

(D)	The availability in the Netherlands Antilles courts of remedies, such as injunction and specific performance, is at the discretion of the courts.

(E)	The Netherlands Antilles courts may stay or refer proceedings if concurrent proceedings are being brought elsewhere.

(F)	The Netherlands Antilles courts may render judgments for a monetary amount in foreign currencies, but those foreign currency amounts may be converted into Netherlands Antilles Guilders for enforcement purposes. Foreign currency amounts claimed in a Netherlands Antilles (provisional) suspension of payment or bankruptcy proceeding will be converted into Netherlands Antilles Guilders at the rate prevailing at the date of commencement of that proceeding.

(G)	The choice of the laws of the State of New York to govern the Documents would be upheld by the Netherlands Antilles courts, except that under the rules of Netherlands Antilles private international law (and those of the Convention on the Law Applicable to Contractual Relations of 19 June 1980 (the “Rome Convention”)), effect may be given to the mandatory rules of the law of another country with which the situation has a close connection, if and insofar as, under the law of that other country, those rules must be applied whatever the law applicable to the contract (Article 7 of the Rome Convention).

(H)	Under the Netherlands Antilles rules of corporate benefit and fraudulent preference, the validity of a legal act (such as the execution of an agreement or the giving of guarantees or security) performed by a company or governed by Netherlands Antilles law may be contested. Without purporting to be comprehensive, we would particularly draw your attention to the following:

(a)	the validity of a legal act performed by a company may be contested by the company or, in case of its bankruptcy, its public receiver in bankruptcy (curator), if as a result the objects as stated in the articles of the company or the principles of corporate (financial) benefit are transgressed and the party which dealt with the company is aware of this transgression or, without personal investigation, should have been so aware; and

(b)	if a legal act performed by a company is prejudicial to the interests of the creditors of that company, the validity of that legal act may in certain circumstances be contested by those creditors or the public receiver in bankruptcy of that company.

(I)	A power of attorney granted by a Netherlands Antilles company will automatically, i.e. by operation of law, terminate upon the bankruptcy of that company or become ineffective, when that company has been granted a (provisional) suspension of payment.

This opinion, which is strictly limited to the matters stated herein and which is not to be read as extending by implication to any other matter, is given on the basis that it is governed by and to be construed in accordance with Netherlands Antilles law and that any action, arising out of it, is to be determined by the competent court in the Netherlands Antilles which shall have exclusive jurisdiction in relation thereto. The partnership VanEps Kunneman VanDoorne has limited its liability to any proceeds available under the partnership’s professional liability insurance, and reliance by anyone on this opinion will be deemed acceptance of such choice of law and forum and limitation of liability. We do not assume any obligation to advise you (or any other person entitled to rely on this opinion) of any subsequent change in, or in the interpretation of, Netherlands Antilles law.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Notes, pursuant to the registration requirements of the Act (as defined on Schedule 1). We hereby consent to the filing of this opinion as an exhibit to the Guarantor’s Current Report on Form 6-K, which is incorporated by reference into the Registration Statement and the Prospectus (each as defined on Schedule 1). By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations issued or promulgated thereunder.

The remainder of this page is left blank intentionally. The signature follows on the next page.

Yours faithfully,

VANEPS KUNNEMAN VANDOORNE

/s/ F.W. Lunsingh Scheurleer
F.W. Lunsingh Scheurleer

SCHEDULE 1

DOCUMENTS

(a)	A copy of the Registration Statement on Form F-3 (File No. 333-155927) filed by the Guarantor, Teva Finance BV, Teva Pharmaceutical Finance III, LLC (“Teva Finance III LLC”), a Delaware limited liability company, and certain other finance subsidiaries of the Guarantor, with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended (the “Act”), on December 4, 2008 (the “Registration Statement”);

(b)	the prospectus of the Guarantor, the Company, Teva Finance III LLC and certain other finance subsidiaries of the Guarantor dated December 4, 2008, as supplemented by a prospectus supplement, dated June 15, 2010, relating to the Notes, as filed in final form with the Commission on June 16, 2010, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”);

(c)	the Indenture, which is expressed to be governed by the laws of the State of New York; and

(d)	a copy of a draft form of Note which is expressed to be governed by the laws of the State of New York.

SCHEDULE 2

CERTIFICATES

(a)	a copy of the deed of incorporation, incorporating the articles (statuten) of the Company, dated 30 June 2003 (the “Articles”);

(b)	a copy of the register of shareholders of the Company (the “Shareholders Register”);

(c)	a copy of a deed of sale and transfer of registered shares (Fully paid) between Locum N.V. as seller and Teva Pharmaceuticals Europe B.V. as purchaser and the Company regarding the sale and transfer of 7,320 Class A shares, dated 29 December 2003;

(d)	a copy of an official extract, dated 10 June 2010, updated by a computer generated extract of even date herewith, from the Commercial Register (Handelsregister) of the Curaçao Chamber of Commerce and Industry (Kamer van Koophandel en Nijverheid) in respect of the Company (the “Extracts”);

(e)	a copy of a business and director’s licence, dated 15 August 2003, issued by the Government of the Island Territory of Curaçao (het Bestuurscollege), pertaining to the Company and to Theodorus Jacobus Andriessen and Ido Weinstein as directors of the Company;

(f)	3 copies of letters to the Government of the Island Territory of Curaçao (bestuurscollege), dated 10 June 2010, requesting for a director’s licence for George F.J.M. van Zinnicq Bergmann, Roland A. Beunis and Edgard V. Lotman as directors of the Company;

(g)	a copy of a foreign exchange exemption, dated 11 July 2003, issued by the Netherlands Antilles Central Bank (Bank van de Nederlandse Antillen), pertaining to the Company;

(h)	a copy of the exemption from the prohibition in article 45 of the National Ordinance on the Supervision of Banking and Credit Institutions, dated 10 June 2010, issued by the Netherlands Antilles Central Bank (Bank van de Nederlandse Antillen), with respect to the issuance of notes by the Company pursuant to the Indenture;

(i)	a copy of the resolutions of the Board of Managing Directors (bestuur) and Board of Supervisory Directors (raad van commissarissen) of the Company, dated 15 June 2010 (the “Board Resolutions”);

(j)	a copy of pricing minutes of the Company adopted by Managing Director George Bergmann and Supervisory Director Edgard Lotman dated 15 June 2010; and

(k)	a copy of a directors’ certificate (“Directors’ Certificate”) of the Management Board of the Company dated 18 June 2010.